Exhibit 99.1

Contact Information: Chris Hix Director of Investor Relations +1 (770) 495-5100 investor-relations@roperind.com	Roper Industries, Inc.

FOR IMMEDIATE RELEASE

Roper Industries Updates 2004 Guidance

Duluth, Georgia, February 8, 2005. . .  Roper Industries, Inc. (NYSE: ROP) will provide updated guidance at an investor conference today for its 2004 adjusted diluted earnings per share of $2.67-$2.69, versus previous guidance of $2.58-$2.70. This updated guidance continues to reflect Roper’s core operating results and excludes the acquisition of TransCore and the related $5-6 million estimated non-cash write-off of deferred financing costs, net of tax, as well as the estimated $2 million non-cash inventory revaluation charge in connection with the acquisition of Neptune Technology Group Holdings, Inc., or NTGH. The Company previously announced that it will report its final results on February 23, 2005.

Webcast information and a copy of today’s presentation are available on the Company’s website at www.roperind.com.

About Roper Industries

Roper Industries is a diversified industrial growth company providing engineered products and solutions for global niche markets. Additional information about Roper Industries, including registration for Company’s press releases via email, is available on the Company’s website, www.roperind.com.

Non-GAAP Financial Information

The Company’s forecasted adjusted diluted earnings per share is a non-GAAP financial measure. The most directly comparable GAAP measure is not currently available because the Company’s results are still being reviewed internally and by its independent registered public accounting firm. The Company expects its diluted earnings per share to differ from its adjusted earnings per share due to the non-cash write-off of deferred financing costs in connection with its acquisition of TransCore and the NTGH inventory revaluation charge. The Company expects TransCore’s operations will not have a material effect on the Company’s 2004 diluted earnings per share.

Safe Harbor Statement

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. These statements reflect management’s current beliefs and are not guarantees of performance. They involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward looking statement. Important risk factors include those discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and are discussed in subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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